                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                 THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31,
                                                                --------------
                                                                2002     2001
                                                                ----     ----
Net income (loss)...........................................    $  (2)   $ (31)
Add:
  Interest expense..........................................       36       47
  Portion of rentals representative of the interest
     factor.................................................        3        3
  Preferred stock dividend requirements of majority-owned
     subsidiaries...........................................       --       --
  Income tax benefit and other taxes on income..............       (8)     (10)
  Minority Interest.........................................        1       --
  Amortization of interest capitalized......................       --       --
  Undistributed (earnings) losses of affiliated companies in
     which less than a 50% voting interest is owned.........       (1)      --
                                                                -----    -----
     Earnings as defined....................................    $  29    $   9
                                                                =====    =====
Interest expense............................................    $  36    $  47
Interest capitalized........................................        1        1
Portion of rentals representative of the interest factor....        3        3
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................       --       --
                                                                -----    -----
     Fixed charges as defined...............................    $  40    $  51
                                                                =====    =====
Ratio of earnings to fixed charges..........................     0.73     0.18
                                                                =====    =====

NOTE: Earnings were inadequate to cover fixed charges by $11 million for the three months ended March 31, 2002 and by $42 million for the three months ended March 31, 2001.